Exhibit 10.4

Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this Document because it is both not material and is the type that the registrant treats as private or confidential.

AMENDMENT No. 1 TO

LICENSE AND COMMERCIALIZATION AGREEMENT

This Amendment No. 1 (this “Amendment”) to the License and Commercialization Agreement dated as of September 30, 2016, is hereby entered into and effective as of January 18, 2022 (the “Amendment Effective Date”) by and between VIVUS LLC, a Delaware limited liability company, (“VIVUS”), and Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Metuchen”). VIVUS and Metuchen are sometimes referred to in this Amendment collectively as the “Parties” and individually as a “Party”.

WHEREAS, VIVUS and Metuchen entered into the License and Commercialization Agreement dated September 30, 2016 (as amended, restated, amended and restated, supplemental or otherwise modified, the “License Agreement”), pursuant to which, among other things, in Section 2.1 of the License Agreement VIVUS granted to Metuchen an exclusive, royalty-bearing license to “(i) to use, distribute, import, Promote, market, sell, offer for sale, and otherwise Commercialize Products in the Field in the Licensee Territory; (ii) make and have made Products in the Manufacturing Territory, where such Product is solely for use or sale in the Field in the Licensee Territory (subject to Section 2.2), and (iii) to conduct certain Development activities on the Product in the Field pursuant to ARTICLE 4 solely in support of Regulatory Approval in the Licensee Territory”;

WHEREAS, in connection with the settlement of certain amounts that Metuchen has agreed are due and payable by Metuchen to VIVUS under that certain Commercial Supply Agreement dated September 30, 2016 (as amended, restated, amended and restated, supplemental or otherwise modified, the “Supply Agreement”), by and between Metuchen and VIVUS and in connection with amounts [***] deducted by CVS Pharmacy (“CVS”) of amounts owed to VIVUS from sale of VIVUS’s product QSYMIA, (i) Metuchen and VIVUS have entered into a Settlement Agreement dated as of even date herewith (“Settlement Agreement”), (ii) Metuchen has executed a promissory note payable to the order of VIVUS, dated as of even date herewith (the “Promissory Note”) and (iii) Metuchen has executed a security agreement to secure the obligations under the Promissory Note, dated as of even date herewith (“Security Agreement”);

WHEREAS the Supply Agreement was terminated on September 30, 2021;

WHEREAS, under the Settlement Agreement, Metuchen has expressly agreed (among other things) that (i) VIVUS will retain co-exclusive rights to exercise the VIVUS Exploitation Rights (as defined in the Settlement Agreement) in the Licensee Territory, (ii) upon an Event of Default (as defined in the Security Agreement), the License Agreement will terminate, (iii)  VIVUS will have and maintain such rights to use all Metuchen regulatory documentation, rights of reference to all regulatory submissions to Regulatory Authorities and other rights as may be necessary or appropriate in VIVUS’ discretion in order to enable VIVUS to immediately commence the exercise of the VIVUS Exploitation Rights; and (iv) Metuchen will agree and stipulate (A) that VIVUS is the sole and exclusive owner of all of the API unless or until such time that certain quantities of API are shipped to Metuchen against payments made under the Promissory Note in accordance with Section 7 of the Settlement Agreement, and (B) VIVUS’ exercise of the VIVUS Exploitation Rights will not be subject to the automatic stay, any need for a court order (including that of a bankruptcy court) or in any way impact property of a Metuchen bankruptcy estate upon the occurrence of an Event of Default;

WHEREAS, as a condition to acceptance of the Settlement Agreement, the Promissory Note and Security Agreement by VIVUS, the Parties have agreed to amend the License Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, Metuchen and VIVUS hereby agree as follows:

1.            Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the License Agreement.

2.            The Article 1 of the License Agreement is hereby amended to add the following definition:

“VIVUS Exploitation Rights” means VIVUS’ right to Develop, Commercialize (as such terms are defined in the License Agreement), make and have made and otherwise exploit the Product in the Licensee Territory (as such terms are defined in the License Agreement), as to each, without limitation.

The Article 1 of the License Agreement is hereby amended as follows:

The last sentence of the defined term “Financing Entity” shall be amended to insert (x) the underlined text that follows “(i) … are not Financing Entities” and “(ii) … are not Financing Documents” as the Hercules Loan Agreements and the “Agent” and “Lenders” have been irrevocably satisfied in full and the Hercules Loan Agreements (including the letter agreement dated September 30, 2016 between VIVUS and Hercules Capital, Inc.) have been terminated without further obligation or liability, and (y) just prior to the last sentence, the following: “The Parties acknowledge that the note, security agreement and ancillary or related documents entered into on January 18, 2022 by Metuchen and VIVUS (and as amended from time to time) constitute Financing Documents and that VIVUS is a Financing Entity in its capacity as countersignatory to those documents.

3.            The License Agreement is hereby amended to delete Section 2.1 and replace it with a new Section 2.1 as follows:

2.1            License to Licensee. Subject to the terms and conditions of this Agreement (including VIVUS’ retained rights as set forth in Section 2.4), VIVUS hereby grants to Licensee a co-exclusive, royalty-bearing (subject in all respects to Section 7.2), sublicensable (subject to ARTICLE 6) license under the VIVUS Technology, (i) to use, distribute, import, Promote, market, sell, offer for sale, and otherwise Commercialize Products in the Field in the Licensee Territory; (ii) make and have made Products in the Manufacturing Territory, where such Product is solely for use or sale in the Field in the Licensee Territory (subject to Section 2.2), and (iii) to conduct certain Development activities on the Product in the Field pursuant to ARTICLE 4 solely in support of Regulatory Approval in the Licensee Territory and solely in accordance with the terms of this Agreement (collectively, the “License”).

4.            The License Agreement is hereby amended to delete Section 2.3 and replace it with a new Section 2.3 as follows:

2.3            License to VIVUS. Subject to the terms and conditions of this Agreement, Licensee hereby grants to VIVUS (a) a non-exclusive, royalty-free, sublicensable (subject to ARTICLE 6) license under the Licensee Technology, Regulatory Materials (including rights of reference to all of Licensee’s submissions to Regulatory Authorities) and Promotional Materials (i) to the extent necessary or desirable to fulfill obligations under this Agreement, including manufacturing and supply obligations under ARTICLE 6 and (ii) to conduct research, Development, Commercialization and manufacturing activities in the Licensee Territory; (b) an exclusive, royalty-free, sublicensable (subject to ARTICLE 6) license under the Licensee Technology, Regulatory Materials (including rights of reference to all of Licensee’s submissions to Regulatory Authorities) and Promotional Materials to conduct research, Development, Commercialization and manufacturing activities of Products in the VIVUS Territory; and (c) a non-exclusive, royalty-free, sublicensable (subject to ARTICLE 6) license under the Licensee Technology, Regulatory Materials (including rights of reference to all of Licensee’s submissions to Regulatory Authorities) and Promotional Materials to otherwise exercise the VIVUS Exploitation Rights (collectively, the “VIVUS License”).

5.            The License Agreement is hereby amended to delete Section 2.4 and replace it with a new Section 2.4 as follows:

2.4            VIVUS Retained Rights.

(a)            Notwithstanding the rights granted to Licensee under the License, VIVUS retains its rights under the VIVUS Technology within the Field in the Licensee Territory, and retains all rights to conduct Development, Commercialization, manufacturing and all other activities associated with exercise of the VIVUS Exploitation Rights within the Licensee Territory, including all rights as may be necessary or desirable to exercise in connection with the Regulatory Approval, Pricing Approval, or Commercialization of the Product in the Licensee Territory and in the VIVUS Territory (including the right to grant licenses to Affiliates or Third Parties with respect to such activities). VIVUS retains all rights to the VIVUS Technology outside the Field.

(b)            Licensee acknowledges and agrees that VIVUS’ co-exclusive rights as stated in Section 2.1 and its retained rights as set forth in Section 2.4(a) above enable VIVUS, at any time, to exercise the VIVUS Exploitation Rights, without restriction within the Licensee Territory; provided however, that unless or until an Event of Default occurs, VIVUS agrees to forbear from exercising the VIVUS Exploitation Rights in the Licensee Territory; provided further however, that upon the occurrence of an Event of Default, Metuchen shall not have, and waives, any and all rights and defenses under the License Agreement, the Settlement Agreement, the Promissory Note, the Security Agreement or otherwise at law or in equity to challenge, delay, restrict, impede, or otherwise interfere with VIVUS’ immediate and automatic right to exercise any or all of the VIVUS Exploitation Rights and any other rights retained by VIVUS. Neither Licensee nor any of its sublicensees shall (or seek to) challenge, delay, restrict, impede, or otherwise interfere with VIVUS’s retained rights and any such action by Licensee or any of its sublicensees shall constitute a material breach of this Agreement and VIVUS may immediately terminate this Agreement.

6.            The License Agreement is hereby amended to delete Section 12.2(a) and replace it with a new Section 12.2(a) as follows:

(a)            Material Breach. Metuchen shall have the right to terminate this Agreement, upon written notice to VIVUS if VIVUS, after receiving written notice from Metuchen identifying a material breach by VIVUS of its obligations under this Agreement, fails to cure (or if not curable within such time period, adopt a plan for cure during such time period) such material breach within [***] from the date of such notice (or, in the case of payment obligations, [***] from the date of such notice); provided, however, that in the event the VIVUS contests any such asserted breach in good faith and diligently pursues the dispute resolution procedures set forth in ARTICLE 13, such [***] cure period shall be tolled or suspended until the final resolution of such dispute pursuant to the terms of, and in accordance with, the terms and provisions of ARTICLE 13, subject to any exercise by MTPC of its right of termination of the MTPC Agreement due to any material breach of the provisions or conditions of the MTPC Agreement by VIVUS arising from the facts or circumstances that resulted in the material breach by VIVUS hereunder. For the avoidance of doubt (and without limiting VIVUS’ remedies for any other breaches by Licensee), Licensee’s failure to pay the amounts set forth in Section 7.1 by the deadlines set forth therein shall each be deemed to be a material breach of this Agreement.

7.            The License Agreement is hereby amended to add a new Section 12.2(e) as follows:

(e)            VIVUS Termination of License Upon Event of Default. Licensee is the maker of that certain Promissory Note dated as of January 18, 2022, payable to the order of VIVUS (the “Promissory Note”), which Promissory Note is secured under the terms of that certain Security Agreement by and between Licensee and VIVUS dated January 18, 2022 (the “Security Agreement”). VIVUS and Licensee agree that, in the event of (i) any Event of Default (as defined in the Security Agreement) or (ii) material breach of this Agreement by Metuchen, this Agreement shall terminate.

8.            Section 14.5 of the License Agreement is amended to insert the following underlined text in the second line thereof: “… except that, subject in each instance to the terms of the Financing Documents entered into with VIVUS as Financing Party and compliance therewith, (a) …”

9.            Section 14.8 of the License agreement is amended to replace the words “Hercules Capital, Inc.” with “VIVUS as Financing Party.”

10.            Further Assurances and Inconsistencies. Licensee acknowledges and agrees that this Amendment is intended to fully vest in VIVUS all of the necessary rights and privileges to practice and exploit the VIVUS Technology and to Develop, manufacture, have manufactured and otherwise Commercialize the Product in the Licensee Territory at such time and in such manner as VIVUS may determine. To the extent that VIVUS deems the execution of any agreement, further amendment to the License Agreement or such other document or any action (including with respect to FDA or any other Regulatory Authority), omission or otherwise as VIVUS may determine as necessary or appropriate in its sole discretion, Metuchen will and will cause any sublicensee or subcontractor to execute such document or perform such action, omission or otherwise in a prompt and timely manner. Any failure of Metuchen or any sublicensee or subcontractor to execute such documents or perform such further action, omission or otherwise in a prompt and timely manner as requested by VIVUS shall constitute a material breach of the License Agreement and VIVUS may immediately terminate the License Agreement.

11.            The License Agreement is amended as set forth in this Amendment as of the Amendment Effective Date. To the extent that the License Agreement is in any way inconsistent with the terms of this Amendment, this Amendment shall control and such inconsistent provisions shall be revised to fulfill the agreements set forth in this Amendment. To the extent that the License Agreement, as amended by this Amendment, is in any way inconsistent with the terms of the Financing Documents entered into with VIVUS as Financing Party, such Financing Documents shall control and such inconsistent provisions shall be revised to fulfill the agreements set forth in the Financing Documents entered into with VIVUS as Financing Party.

12.            The defined terms “VIVUS” and “Party” or “Parties” in the License Agreement or this Amendment shall not include VIVUS in its capacity as Financing Party unless expressly provided for therein absent notice from VIVUS provided after the Amendment Effective Date.

13.            Except as specifically provided for in this Amendment (including the resolution of any conflicts between this Amendment and the terms of the License Agreement in favor of the terms of this Amendment), all of the terms and conditions of the License Agreement shall remain in full force and effect as legally binding obligations of the Parties enforceable in accordance with their terms. Metuchen and VIVUS hereby ratify and confirm their respective obligations under the Agreement, as modified pursuant to this Amendment.

14.            This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. All signatures need not be on the same counterpart.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Amendment to be executed as of the Amendment Effective Date.

VIVUS, LLC		METUCHEN PHARMACEUTICALS LLC

BY:	/s/ John Amos	BY:	/s/ Fady Boctor

NAME: John Amos		NAME: Fady Boctor

TITLE: Chief Executive Officer		TITLE: Authorized Person

[Amendment to License and Commercialization Agreement]